Exhibit 99.1

From: David R. Harvey, Chairman

FOR IMMEDIATE RELEASE

August 6, 2007

SIGMA-ALDRICH BOARD MEMBER NINA FEDOROFF RESIGNS TO BECOME

SCIENCE AND TECHNOLOGY ADVISER TO U.S. SECRETARY OF STATE

ST. LOUIS, MO –U.S. Secretary of State Condoleezza Rice has named Nina V. Fedoroff, a long-time member of the Board of Directors of Sigma-Aldrich Corporation, to be her new Science and Technology Adviser. She was nominated for the position by the National Academy of Sciences. To accept the appointment, Fedoroff resigned as a Director of Sigma-Aldrich. Fedoroff is the Verne M. Willaman Chair in Life Sciences and an Evan Pugh Professor at Penn State University. During her three-year term as Science and Technology Adviser, she will be on leave from Penn State.

In the position of Science and Technology Adviser to the Secretary, Fedoroff will serve as the Department of State’s chief scientist and principal liaison with the national and international scientific and engineering communities. Fedoroff is the third person to hold this position since its establishment in 2000. She will be responsible for enhancing science and technology literacy and capacity at the State Department, increasing the number of scientists and engineers working in Washington and in missions abroad, strengthening and building bridges to the scientific and engineering communities, and providing advice on current and emerging science and technology issues as they impact foreign policy.

In addition to serving on the Sigma-Aldrich Board since 1996, she served as a member of the National Science Board. She is also a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the European Academy of Sciences, and the Phi Beta Kappa and Sigma Xi honorary societies. Fedoroff has received numerous awards and honors in the field of science, recently receiving the 2006 National Medal of Science from President George W. Bush.

David R. Harvey, Chairman, said, “We congratulate Dr. Fedoroff on this prestigious appointment and wish her well in this new position. We also thank her for her years of service to Sigma-Aldrich. She has been a key contributor to our Company with her wealth of scientific knowledge and research experience”.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,700 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com